Exhibit 10.6

DISTRIBUTION AGREEMENT
LIFELOC EQUIPMENT DISTRIBUTOR
 Certified Workplace
(Rev.  5/08)

This agreement (the Agreement) dated ________________________by and between

(full name):

d/b/a         Worksafe ___________________________________________________________(the Distributor),

a (check one): Corporation_____ Partnership______  Proprietorship________Individual_______

having its place of business at:
___________________________________________________________________________, and Lifeloc Technologies, Inc. (the Company) having its place of business at 12441 West 49th Avenue #4, Wheat Ridge, Colorado 80033

Whereas:

Lifeloc Technologies manufactures and markets a proprietary line of breath alcohol testing equipment and related supplies and accessories and wishes to engage the Distributor as an independent contractor on a non-exclusive basis to sell the Company’s products into Workplace, and other applicable markets for which the Distributor is trained and qualified.

Distributor agrees to sell Lifeloc Technologies’ products as a Distributor, and separately qualify for Master Trainer status, on a non-exclusive basis according to the terms and conditions contained in this agreement.  The parties agree as follows:

I.	The Distributor agrees that at all times it shall:

a)
Use its best efforts to professionally promote, market, and sell all Lifeloc’s evidential models, which include the Phoenix (Classic), EV30, and Phoenix 6.0, to Workplace end-user customers, and other Lifeloc products for which  the Distributor is trained and qualified, as applicable.

b)	Maintain mutually acceptable sales volume reasonably representative of market potential
c)	Qualify for and act as a Master Trainer or Instructor for Lifeloc, and abide by the terms, conditions, and spirit of that Agreement, signed separately.
d)	Purchase products from Lifeloc Technologies, pay all amounts owed to the Company per company terms, and maintain all Lifeloc accounts on a current basis.
e)
Provide a professional level of distribution, customer service, and market analysis to the Company. Maintain truth and accuracy in advertising, websites, literature, and sales presentations. Consult with Lifeloc for technical and marketing information as necessary.

f)	Participate in an annual Distributor training and certification renewal meeting and otherwise stay informed of Lifeloc’s products, policies, and applicable alcohol testing regulations and practices.
g)	Purchase and maintain current demonstration unit(s) for sales and training purposes, which shall consist of one of each model for each sales or training individual on staff
h)	Abide by Lifeloc’s sales and training policies.
i)
To the maximum extent possible, ensure end-users are registered for warranty on all PBT’s sold, and, for purposes of product traceability, maintain serial number records of units sold, and provide to Lifeloc upon request.

j)
Actively pursue all equipment and training leads that Lifeloc provides, and work actively and cooperatively with Lifeloc to close sales and conduct training regardless of whether the sale is initiated or consummated by the Distributor or Lifeloc.   Distributor agrees to contact prospective customer leads promptly, normally within 24 hours, but in no case more than 48 hours of referral.    Lifeloc apportions responsibility for sales leads that it produces, at its discretion, based on circumstances of timing, geography, qualifications, and availability at the time the lead is produced.    The Distributor’s primary lead management geography, if specified, will generally be considered to be:

Distributor agrees to take responsibility for conducting in-person equipment demonstration and on-site training within this area.   Assignments may vary based upon circumstances.
k)	Not to represent themselves as employees of Lifeloc Technologies or to sign any agreement or
Contract in the name of Lifeloc.
l)
At all times maintain the confidentiality of the company’s proprietary information and integrity of its trademarks.  Abide by specific quality and use guidelines for trademarks.  Lifeloc has the right to approve of any use of its marks in any public media.  The distributor agrees that any use of the mark inures to the benefit of Lifeloc, and not to use or apply for registration of any trademark that has a likelihood of confusion with any Lifeloc mark.

m)
In consideration of Lifeloc’s development of prospective new business and promotional assistance, and the intent to share confidential marketing strategies and proprietary customer information for the benefit of both parties, Distributor agrees to represent Lifeloc Products to the exclusion of directly-competitive products; unless Lifeloc has been notified and expressly agreed-to their representation.

n)
On a current basis provide Lifeloc with the URL address(es) of all websites maintained by the Distributor or any Distributor’s related companies that have any mention of Lifeloc, its products, or images of its products.    If presenting Lifeloc on website, Distributor agrees to ensure accuracy and maintain all information up-to date.  At date of this signing, all such Distributor website(s) are:(write-in URL(s) or write “none” )

II.     The Company agrees that it will:

a)	Support the sales efforts of the Distributor by providing timely shipments, technical advice, training, and communications regarding pricing, product, sales programs, and deliveries.
b)	Maintain an active training and certification program expressly designed for Certified Workplace Distributors and Master Trainers
c)	Make available information and materials Lifeloc deems useful for the promotion of the Products
d)	Provide warranty and service support for equipment sold.
e)	Provide timely advance notice of any price increase or product line changes.
f)
Maintain an active lead generation program.  Qualifying prospective Workplace customers will be referred to the appropriate Workplace Distributor for sales follow-up, consultation, and training, as applicable.

Term and Termination

This Agreement will automatically renew on its anniversary date unless either party notifies the other of their intent to non-renew thirty (30) days or more prior to that date.

Either party may terminate this agreement, with or without cause, by giving the other party thirty (30) days advance notice in writing.  In the event the Distributor breaches any provision of this Agreement, Lifeloc Technologies may elect either of the following remedies:

•	Notify Distributor of the breach and allow opportunity to correct the breach.
•	Immediately terminate this Agreement

Controlling Law and Jurisdiction

This Agreement shall be deemed to have been made in the State of Colorado and shall be governed by the laws of the State of Colorado.  If a dispute arises out of or relates to this contract, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree to settle the dispute by arbitration as administered by the American Arbitration Association under its Commercial Mediation Rules.

Compliance with Law

Distributor shall be solely responsible for their compliance with all applicable federal, state, and local laws and regulations for sales and shipments made by them; will keep any books and records required; and will pay any and all federal, state, city and local taxes, fines, penalties and assessments arising out of the operation of the their business.

This agreement supersedes any previous agreements, oral or written.

DISTRIBUTOR:__________________________________

By____________________________________ Title: __________________________________
                                Signature

COMPANY: Lifeloc Technologies, Inc.

By_____________________________________Title: __________________________________
Signature